Exhibit 99.1

New Maven leadership team moves quickly to create efficiencies

$5M annualized costs cut across HubPages, Say Media, and Maven; $30 million annualized revenue run rate anticipated starting Q4-18; Mergers to produce scale of 100 million customers

August 28, 2018 - SEATTLE - Maven Inc. (OTC: MVEN) began streamlining operations to create immediate operating efficiencies across Say Media, HubPages and Maven platforms. Maven also announced the post-merger, unified leadership team. HubPages merger is complete and Say Media is on track to close in September. The three digital media companies, all of which provide proprietary technology, monetization and distribution for third-party, premium content providers, are now operating as a single and united business platform with financials expected to consolidate prior to Q4, as part of Maven’s independent digital media coalition.

The new structure and cuts made last week are expected to remove $5 million in annualized overhead by reducing duplicative leadership and executive functions across all three companies and will combine the highest performing sales, product and engineering talent together as a single team. Streamlined operations help secure Maven’s stated goal to reach operating profits and $30 million of annualized run rate revenue during Q4-18, in anticipation of the Say Media acquisition.

“The reason these acquisitions make so much sense is because all three companies were essentially doing the same thing,” said Maven CEO, James Heckman. “We’re able to harvest efficiencies quickly by simply eliminating duplicative costs. The merger between three companies is time consuming and complicated but the integration is not.”

“The enormous benefit, and ultimate result, of merging these three outstanding companies is a single, premium marketplace for advertisers and a world class platform for independent publishers,” added Maven President Josh Jacobs. “We will offer the most comprehensive set of technologies to support independent publishers on the web, with the aggregate scale dramatically strengthening our profile for major advertising brands and marketers.”

The leadership team will consist of executives from all three organizations. Maven founder James Heckman remains CEO and a member of the board; Josh Jacobs remains President and Executive Chair of the board; HubPages CEO/founder Paul Edmondson becomes Maven’s COO; Michelle Panzer of Say joins to become Maven’s Chief Marketing Officer; Say’s Ben Trott will become Maven’s Chief Product Officer, managing all three company’s product and technology teams with Maven co-founder Ben Joldersma remaining CTO and Chief Architect.

Maven is a coalition of Mavens operating on a shared digital publishing, advertising and distribution platform, under a single media brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN.

Maven (noun | ma·ven | ˈmā-vən): A professional, authentic authority, evangelist and recognized community leader for a specific topic, cause or organization.

Press contact:

Jen Boyer / jen@theflyingpenguinpr.com